Exhibit 10.31

AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT

OF

CORPUS CHRISTI LNG, L.P.

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ARTICLE VII Rights and Obligations of Limited Partners.		12
7.1	No Participation in Management	12
7.2	Rights of Limited Partner	12
ARTICLE VIII Transfer of Interests.		12
8.1	Transfers by General Partner	12
8.2	Transfers by Limited Partners	13
8.3	Permitted Cash Sales by Limited Partners	13
8.4	Effective Date of Transfer	14
8.5	Invalid Transfer	15
8.6	Distributions to Assignee	15
8.7	Federal Law Disclosure and Limitations	15
8.8	Admission of Successor General Partner; No Dissolution or Termination	15
ARTICLE IX Removal of General Partner.		15
9.1	Removal of General Partner	15
9.2	Selection of Successor General Partner	15
ARTICLE X Dissolution, Liquidation and Termination.		16
10.1	Dissolution and Termination	16
10.2	Winding Up and Termination	16
10.3	Termination	17
10.4	Indemnification	17
ARTICLE XI General Provisions.		17
11.1	Scope	17
11.2	Governing Law	18
11.3	Binding Effect	18
11.4	Gender	18
11.5	Headings	18
11.6	Violation	18
11.7	Indemnification	18
11.8	Severability	18
11.9	Counterparts	19
11.10	Waiver of Right to Partition	19
11.11	Dispute Resolution	19
11.12	Amendments	19

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THE SECURITIES REPRESENTED BY THIS INSTRUMENT OR DOCUMENT HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE. WITHOUT SUCH REGISTRATION, SUCH SECURITIES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED AT ANY TIME WHATSOEVER, EXCEPT UPON DELIVERY TO THE PARTNERSHIP OF AN OPINION OF COUNSEL SATISFACTORY TO THE GENERAL PARTNER OF THE PARTNERSHIP THAT REGISTRATION IS NOT REQUIRED FOR SUCH TRANSFER OR THE SUBMISSION TO THE GENERAL PARTNER OF THE PARTNERSHIP OF SUCH OTHER EVIDENCE AS MAY BE SATISFACTORY TO THE GENERAL PARTNER TO THE EFFECT THAT ANY SUCH TRANSFER OR SALE WILL NOT BE IN VIOLATION OF THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS OR ANY RULE OR REGULATION PROMULGATED THEREUNDER.

AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT

OF

CORPUS CHRISTI LNG, L.P.

The original Limited Partnership Agreement of Corpus Christi LNG, L.P. (the “Partnership”) was entered into as of May 15, 2003 (the “Effective Date”), by and among Corpus Christi LNG-GP, Inc., a Delaware corporation, as the General Partner, BPU LNG, Inc., as a Limited Partner (“BPU”), and Cheniere LNG, Inc., a Delaware corporation, as a Limited Partner (“Cheniere LNG”). Effective as of December 20, 2004, Cheniere LNG converted to a limited partnership and changed its name to Cheniere FLNG, L.P. and, on December 23, 2004, distributed its 66.7% Interest to Cheniere LNG-LP Interests, LLC (“Cheniere Interests”). Effective as of February 8 2005, Cheniere Acquisition, LLC, a Delaware limited liability company, merged with and into BPU (the “Merger”), with BPU being the surviving company of the Merger, becoming a wholly-owned subsidiary of Cheniere LNG and changing its name to Corpus Christi LNG-LP, Inc. (the “Minority Limited Partner”). As a result of the Merger, the Minority Limited Partner retained the 33.3% Interest. Effective as of February 8, 2005, Cheniere Interests contributed its 66.7% Interest to Corpus Christi LNG-LP, LLC, a Delaware limited liability company (the “Majority Limited Partner”). Effective as of February 8, 2005, the General Partner, the Majority Limited Partner and the Minority Limited Partner adopted this Amended and Restated Limited Partnership Agreement.

ARTICLE I

Organizational Matters.

1.1 Formation of the Partnership. The Partners desire to form and have formed a limited partnership pursuant to the provisions of the Partnership Act. This Agreement constitutes the partnership agreement of such Partnership, effective upon the date of filing of the Partnership’s Certificate of Limited Partnership with the office of the Secretary of State of the State of Delaware. Except as expressly provided herein to the contrary, the rights and obligations of the Partners and the administration and termination of the Partnership shall be governed by the Partnership Act.

1.2 Purpose and Business. The Partnership is being formed for the purpose of developing, building, owning and operating a liquefied natural gas receiving and regasification facility near Corpus Christi, Texas (the “Project”), and in connection therewith, all activities ancillary, incidental and related thereto that may be performed by a limited partnership organized under the Partnership Act including incurring secured or unsecured indebtedness or otherwise financing to facilitate any of the foregoing activities.

1.3 Name. The name of the Partnership is “Corpus Christi LNG, L.P.” The Partnership’s business may be conducted under such name or any other name or names deemed advisable by the General Partner. The General Partner will comply or cause the Partnership to comply with all applicable laws and other requirements relating to fictitious or assumed names.

1.4 Principal Place of Business. The principal office and place of business of the Partnership and the General Partner’s offices shall be 717 Texas Avenue, Suite 3100, Houston, Texas 77002, or such other place within or outside the State of Delaware, as the General Partner may from time to time determine. If the General Partner moves the Partnership’s offices, it shall file any certificates required under the Partnership Act and notify all other Partners of such change.

1.5 Filings. The General Partner shall, or shall cause the Partnership to, execute, swear to, acknowledge, deliver, file or record in public offices and publish all such certificates, notices, statements or other instruments, and take all such other actions, as may be required by law for the formation, reformation, qualification, registration, operation or continuation of the Partnership in any jurisdiction, to maintain the limited liability of the Limited Partners, to preserve the Partnership’s status as a partnership for tax purposes or otherwise to comply with applicable law. Upon request of the General Partner, each of the Limited Partners shall promptly execute all such certificates and other documents as may be necessary, in the judgment of the General Partner, in order for the General Partner to accomplish all such executions, swearings to, acknowledgments, deliveries, filings, recordings in public offices, publishings and other acts.

1.6 Power of Attorney. Each Limited Partner hereby irrevocably makes, constitutes and appoints the General Partner, with full power of substitution and resubstitution, as the true and lawful agent and attorney-in-fact of such Limited Partner, with full power and authority in the name, place and stead of such Limited Partner to execute, swear to, acknowledge, deliver, file or record in public offices and publish: (a) all certificates and other instruments (including counterparts thereof) that the General Partner deems necessary or appropriate to reflect any amendment, change or modification of or supplement to this Agreement in accordance with the terms of this Agreement; (b) all certificates and other instruments and all amendments thereto that the General Partner deems appropriate or necessary to form, qualify or continue the Partnership in the State of Delaware or any jurisdiction, to maintain the limited liability of the Limited Partners, to preserve the Partnership’s status as a partnership for tax purposes or otherwise to comply with applicable law; (c) all conveyances and other instruments or documents that the General Partner deems appropriate or necessary to reflect: (i) the transfers or assignments of interests in, to or under this Agreement or the Partnership; (ii) the dissolution, liquidation and termination of the Partnership, or (iii) the distribution of assets of the Partnership pursuant to the terms of this Agreement; and (d) any other instruments required by law or as may be deemed necessary or appropriate by the General Partner to carry out the provisions of this Agreement.

The power of attorney granted herein is hereby declared irrevocable and a power coupled with an interest, shall survive the death, disability, bankruptcy, dissolution or other termination of each Limited Partner and shall extend to and be binding upon each Limited Partner’s heirs, beneficiaries, executors, administrators, legal representatives, successors, assigns and vendees. Each Limited Partner hereby agrees to be bound by any representations made by the agent and attorney-in-fact acting in good faith pursuant to such power of attorney, and each Limited Partner hereby waives any and all defenses that may be available to contest, negate, or disaffirm any action of the agent and attorney-in-fact taken under such power of attorney.

1.7 Term. The term for which the Partnership is to exist as a limited partnership is from the date of first filing of the Certificate of Limited Partnership with the office of the Secretary of State of the State of Delaware through and until the termination of the Partnership in accordance with any provision of Article X.

1.8 Partner Information. The General Partner shall cause to be attached hereto as Exhibit C and updated from time to time a list showing the then current names and addresses of the Partners and the Interests held by each.

ARTICLE II

Definitions.

Whenever used in this Agreement, the following terms shall have the meanings assigned to them herein:

Acceptance Notice. See Section 8.3(a).

Affiliate. When used with reference to a specific Person: (i) any Person directly or indirectly owning, controlling or holding the power to vote ten percent (10%) or more of any class of the voting securities of the specified Person; (ii) any Person that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with the specified Person; or (iii) any person that is an officer or director of, general partner in, or manager or trustee of, or serves in a similar capacity with respect to, the specified Person or of which the specified Person is an officer or director, general partner, manager or trustee, or with respect to which the specified Person serves in a similar capacity.

Agreement. This Amended and Restated Limited Partnership Agreement of Corpus Christi LNG, L.P., as originally executed and as amended, supplemented, modified or further restated from time to time, as the context requires.

Assignee. A Person to whom Interests have been transferred by a Limited Partner in a manner expressly permitted under this Agreement, and who thereby shall have an interest in the Partnership equivalent to that of a Limited Partner, but (i) limited to the rights and obligations appurtenant to such Interest to share in the allocations and distributions, including liquidating distributions, of the Partnership, and (ii) otherwise subject to the limitations under this Agreement and the Partnership Act on the rights of an Assignee who has not been admitted as a Limited Partner.

Capital Account. See Section 3.6.

Capital Contribution. The total amount or assets contributed to the Partnership by all Partners or any class of Partners or any one Partner, as the case may be.

Cash Available for Distribution. With respect to any calendar quarter, all Partnership cash, demand deposits and short-term marketable securities on hand as of the last day of such calendar quarter, after payment of all fees, debt service, and operating costs of the Partnership, and less such reserves as the General Partner, in its sole discretion, shall deem reasonable to retain in order to provide for the operation of the Partnership’s business.

Certificate of Limited Partnership. The Certificate of Limited Partnership filed by the Partnership with the Secretary of State of the State of Delaware as originally executed and as amended or further restated from time to time, as the context requires.

Code. The Internal Revenue Code of 1986, as amended and in effect from time to time.

Effective Date. The date as of which this Agreement was first entered into.

FERC. The Federal Energy Regulatory Commission.

General Partner. Corpus Christi LNG-GP, Inc., a Delaware corporation and any successor thereto selected pursuant to Section 9.2.

Governmental Entity. Any United States (federal, state or local) or foreign government, governmental authority, regulatory or administrative agency, governmental commission, court or tribunal (or any department, bureau or division thereof).

Governmental Permits. All franchises, approvals, authorizations, permits, licenses, easements, registrations, qualifications, leases, variances and similar rights required by the Partnership, as the case may be, from any Governmental Entity for the Project.

Initial Notice. See Section 8.3(a).

Interest. The ownership interest of a Partner in the Partnership (which shall be considered personal property for all purposes), consisting of (i) such Partner’s Percentage Interest in Taxable Income, Taxable Loss, allocations of other items of income, gain, deduction, and loss and distributions, (ii) such Partner’s right to vote or grant or withhold consents with respect to Partnership matters as provided herein or in the Partnership Act, and (iii) such Partner’s other rights and privileges as herein provided.

Interest Rate. The rate per annum equal to the lesser of (i) the prime rate as quoted in the money rates section of The Wall Street Journal, plus two percent (2%) and (ii) the maximum rate permitted by applicable law.

Limited Partner. Each Person who acquires a Limited Partner Interest and is admitted to the Partnership as a Limited Partner pursuant to this Agreement. All references in this Agreement to a majority or specified percentage of the Limited Partners shall mean Limited Partners holding more than fifty percent (50%) or such specified percentage, respectively, of the aggregate number of Interests then held by Limited Partners.

Notice to Partners. See Section 8.3(a).

Partner. Each of the General Partner and the Limited Partners.

Partnership. Corpus Christi LNG, L.P.

Partnership Act. The Delaware Revised Uniform Limited Partnership Act, as amended and in effect from time to time.

Percentage Interest. For each Partner, the percentage set forth opposite such Partner’s name on Exhibit A. The combined Percentage Interest of all Partners shall at all times equal one hundred percent (100%).

Person. Any individual, general or limited partnership, corporation, limited liability company, executor, administrator or estate, association, trustee or trust, or other entity.

Project. See Section 1.2.

Regulations. The final, temporary or proposed income tax regulations promulgated by the United States Department of the Treasury, as amended and in effect from time to time.

Securities Act. The Securities Act of 1933, as amended and in effect from time to time.

Selling Limited Partner. See Section 8.3(a).

Substituted Limited Partner. A Person who is admitted as a Limited Partner to the Partnership in place of and with all the rights of a Limited Partner pursuant to Section 8.3(a), in such Person’s capacity as a Limited Partner of the Partnership.

Taxable Income. The net income of the Partnership for federal income tax purposes.

Taxable Loss. The net loss of the Partnership for federal income tax purposes.

ARTICLE III

Capital Contributions.

3.1 General Partner’s Capital Contribution. As of the Effective Date, the General Partner contributed to the Partnership the assets set forth on Exhibit A and received the Interest set forth next to its name on Exhibit C.

3.2 Limited Partners’ Capital Contributions. As of the Effective Date, BPU and Cheniere LNG contributed to the Partnership the assets set forth on Exhibit B and received a 33.3% and a 66.7% Interest, respectively, which were succeeded to by the Minority Limited Partner and the Majority Limited Partner, respectively, who hold the Interest set forth next to their respective names on Exhibit C.

3.3 Loans by Partners. No Partner has any obligation to lend or advance any funds to the Partnership under any circumstances. If any Partner shall advance funds to the Partnership, such Partner shall receive interest in an amount equal to the Interest Rate on the balance of such loan outstanding from time to time. Notwithstanding anything contained in this Agreement to the contrary, all loans made by a Partner to the Partnership, together with accrued interest thereon, shall be paid in full before any distributions are made to the Partners.

3.4 No Other Contributions. No Partner shall have any obligation or right to make any contribution to the Partnership except as provided in Sections 3.1 and 3.2 unless all Partners otherwise agree.

3.5 Return of Capital Contributions. No Partner shall be entitled to have its Capital Contribution returned except in accordance with the express provisions of this Agreement.

3.6 Capital Accounts. A separate Capital Account will be established for each Partner. Each Partner’s Capital Account shall be determined and maintained in accordance with Regulation § 1.704-1(b)(2)(iv) as interpreted by the General Partner. The General Partner shall have complete discretion to make those determinations, valuations, adjustments and allocations with respect to each Partner’s Capital Account as it deems appropriate so that the allocations made pursuant to this Agreement will have substantial economic effect as such term is used in Regulation § 1.704-1(b).

3.7 Interest. No interest shall be paid by the Partners or the Partnership on any capital contributed to the Partnership by the Partners. As provided in Section 3.3, interest will be paid on any loan from any Partner to the Partnership.

ARTICLE IV

Allocations and Distributions.

4.1 Allocations.

(a) Taxable Loss shall be allocated in proportion to the Partner’s positive capital account balances. If no Partner has a positive capital account balance, any remaining Taxable Loss shall be allocated to the General Partner.

(b) Taxable Income shall be allocated as follows:

(i) First, in the event that the General Partner’s capital account balance is negative, to the General Partner in an amount necessary to increase its capital account balance to zero.

(ii) Second, to the Partners to the extent and in the proportion they were allocated Taxable Loss under Section 4.1(a).

(iii) Third, to the Partners in proportion to their respective Percentage Interests.

4.2 Special Tax Allocations.

(a) Minimum Gain Chargeback. Notwithstanding Section 4.1, if there is a net decrease in Partnership minimum gain (as defined in Regulation § 1.704-2(b)(2)) during any Partnership taxable year, each Partner shall be specifically allocated, before any other allocation is made, items of income and gain for such year (and, if necessary, subsequent years) equal to such Partner’s share of the net decrease in minimum gain (determined in accordance with Regulation § 1.704-2(g)). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to Partners. This provision shall be applied so that it will constitute a “minimum gain chargeback” within the meaning of Regulation § 1.704-2(f).

(b) Partner Minimum Gain Chargeback. Notwithstanding Section 4.1, if there is a net decrease in Partner nonrecourse debt minimum gain (as defined in Regulation § 1.704-2(i)(2)) during any Partnership taxable year, each Partner with a share of that Partner nonrecourse debt minimum gain (determined under Regulation § 1.704-2(i)(5)) as of the beginning of the year shall be specifically allocated, before any other allocation is made, items of income and gain for such year (and if necessary, subsequent years) equal to that Partner’s share of the net decrease in the Partner’s nonrecourse debt minimum gain. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to the Partners. This provision shall be applied so that it will constitute a “chargeback of Partner nonrecourse debt minimum gain” as prescribed by Regulation § 1.704-2(i)(4).

(c) Deficit Account Chargeback and Qualified Income. If any Partner has an adjusted capital account deficit (as defined in Regulation § 1.704-1(b)(2)(ii)(d)) at the end of any year, including an adjusted capital account deficit at the end of any year, including an adjusted capital account deficit for such Partner caused or increased by an adjustment, allocation or distribution described in Regulation § 1.704-1(b)(2)(ii)(d)(4), (5) or (6), such Partner shall be allocated items of income and gain (consisting of a pro rata portion of each item of Partnership income, including gross income and gain) in an amount and manner sufficient to eliminate such Adjusted Capital Account Deficit as quickly as possible. This Section 4.2(c) is intended to constitute a “qualified income offset” pursuant to Regulation § 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(d) Partner Nonrecourse Deductions. Notwithstanding Section 4.1, any Partner nonrecourse deductions (as defined in Regulation § 1.704-2(i)(1)) for any taxable year shall be specifically allocated to the Partner who bears the economic risk of loss with respect to the Partner nonrecourse debt to which such deductions are attributable in accordance with Regulation § 1.704-2(i)(1).

(e) Curative Allocations. If items of income, gain, loss or deduction are allocated under Section 4.2(a), (b), (c) or (d), to the extent possible the allocation of any remaining items of income, gain, loss or deduction shall be allocated such that the net amount allocated to each Partner will be the same amount that would have been allocated if no items of income gain, loss or deduction had been allocated under Section 4.2(a), (b), (c) or (d). Allocations shall be made hereunder only to the extent consistent with the economic arrangement between the Partners and shall be made in a manner that is likely to minimize the economic distortions.

4.3 Tax Distributions. To the extent funds are available to the Partnership, each April 11, June 11, September 11 and December 11 (or if any of such days is not a business day, on the next business day thereafter) the Partnership shall distribute to each Partner or its Assignee an amount equal to the net taxable income allocated or estimated to be allocable to such Partner or Assignee for the taxable year through the end of the applicable tax estimation period, respectively, multiplied by the highest stated federal and applicable state income tax rate for corporate taxpayers, minus all previous distributions made to such Partner or Assignee pursuant to this Section 4.3 with respect to such taxable year (each a “Tax Distribution”).

4.4 Distributions. Distributions shall be made every calendar quarter as set forth in this Section 4.4, and in addition at such times as the General Partner may determine, in each case if, in the General Partner’s opinion, there is sufficient cash in the Partnership to make a distribution. Within 30 days after the last day of each calendar quarter, the General Partner shall determine the amount of Cash Available for Distribution with respect to such quarter, and except for distributions made in liquidation of the Partnership pursuant to Section 10.2, shall distribute the Cash Available for Distribution to the Partners in proportion to their Percentage Interests.

4.5 Transfer of Interests. If during a year Interests are transferred or new Interests issued, allocations among the Partners shall be made in accordance with their interests in the Partnership from time to time during such year in accordance with Section 706 of the Code using the closing-of-the-books method.

4.6 Amounts Withheld. All amounts withheld pursuant to the Code or any provision of any state or local tax law with respect to any payment, distribution, or allocation to the Partnership, the General Partner or the Limited Partners shall be treated as amounts distributed to the General Partner and the Limited Partners pursuant to this Article IV for all purposes under this Agreement. The General Partner is authorized to withhold from distributions, or with respect to allocations, to the General Partner and Limited Partners and to pay over to any federal, state or local government any amounts required to be so withheld pursuant to the Code or any provisions of any other federal, state or local law, and shall allocate such amounts to the General Partner and Limited Partners with respect to which such amount was withheld.

ARTICLE V

Accounting and Financial Matters.

5.1 Fiscal Year. The fiscal year of the Partnership shall be the calendar year.

5.2 Accounting Elections. The Partnership shall keep its books in accordance with the following:

(a) In the event of the transfer of any or all of a Limited Partner’s Interest, the Partner who is a party to such transfer or distribution may request that the General Partner file on behalf of the Partnership an election in accordance with applicable Regulations to cause the basis of the Partnership property to be adjusted for federal income tax purposes as provided in Sections 734, 743 and 754 of the Code. The General Partner shall determine in its sole discretion whether such election shall be filed.

(b) The Partnership shall elect: (i) with respect to expenses incurred before October 24, 2004, (A) to deduct expenses incurred in organizing the Partnership ratably over a 60 month period as provided in Section 709 of the Code and (B) to deduct qualified start-up expenditures over a 60 month period as provided in Section 195 of the Code; and (ii) with respect to qualifying expenses incurred on or after October 24, 2004, (A) to deduct expenses incurred in organizing the Partnership ratably over a 180 month period as provided in Section 709 of the Code and (B) to deduct qualified start-up expenditures over a 180 month period as provided in Section 195 of the Code.

(c) No election may or shall be made by the Partnership or any Partner or Assignee to be excluded from the application of any of the provisions of Subchapter K, Chapter 1 of Subtitle A of the Code, or any similar provisions of state tax laws.

5.3 Tax Controversies. The General Partner is designated as the “tax matters partner” (as defined in the Code) and is authorized, empowered and required to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. The Partners and their Assignees agree to cooperate with the General Partner and to do or refrain from doing any or all things reasonably required by the General Partner to conduct such proceedings. The General Partner is authorized to make such filings with the Internal Revenue Service as may be required to designate the General Partner as the tax matters partner.

5.4 Preparation of Tax Returns. The General Partner shall cause the Partnership to file federal and state partnership returns of income and all other tax returns required to be filed by the Partnership for each calendar year or part thereof. The General Partner shall cause each Limited Partner or its Assignee to be furnished with information relating to the Partnership necessary for preparing such Limited Partner’s or Assignee’s income tax returns for the preceding year. A copy of the Partnership’s federal and state partnership returns of income will be available to the Limited Partner and its Assignees upon written request. If the Limited Partner or its Assignee intends to report its share of any Partnership tax item in a manner inconsistent with the Partnership’s reporting of such item, such Limited Partner or its Assignee shall notify the Partnership in writing at least twenty (20) days prior to the filing of any statement with the Internal Revenue Service in which such inconsistent position is reported.

5.5 Books and Records. The General Partner shall keep or cause to be kept full, accurate, complete and proper books and accounts of all operations of the Partnership in accordance with the requirements of the Partnership Act and the accounting principles set forth in Regulation § 1.704-1(b). The General Partner shall maintain a list showing the names and addresses of all of the Partners and each Partner’s Interest. Such books and records of the

Partnership shall be kept at the Partnership’s principal place of business. Copies of this Agreement and the Certificate of Limited Partnership and copies of the Partnership’s income tax returns will be provided without charge to any Limited Partner or its representative or Assignee upon written request.

5.6 Access to Books and Records. The General Partner shall make the books and records of the Partnership available to any Limited Partner during business hours upon reasonable notice. Each Limited Partner agrees not to disclose to third parties any information included in such books and records that is determined to be confidential by the General Partner except as may be required by law.

ARTICLE VI

Rights and Obligations of General Partner.

6.1 Exclusive Authority. The General Partner is exclusively authorized and directed to manage and control the assets and business of the Partnership. The General Partner is hereby granted the right, power and authority to do on behalf of the Partnership all lawful things that, in such General Partner’s judgment, are necessary, proper or desirable to carry out the business of the Partnership, including, but not limited to, the right, power and authority: (a) to incur all expenditures; (b) to employ and dismiss from employment any and all employees, agents, independent contractors, brokers, attorneys and accountants; (c) to acquire, hold, lease, sell or otherwise deal with all or any portion of any Partnership property for any Partnership purpose; (d) to arbitrate, settle or defend any claim by, against or involving the Partnership; (e) to borrow money on behalf of the Partnership and use as security therefor all or any part of any Partnership property; (f) to vote shares held by the Partnership; (g) to procure and maintain insurance; (h) to do any and all of the foregoing at such price or amount and upon such terms as the General Partner deems proper; and (i) to execute, acknowledge, swear to and deliver any and all instruments to effectuate any and all of the foregoing. Any and all lawful acts heretofore taken by the General Partner that are permitted under this Section 6.1 are hereby ratified and confirmed by the Partners as the acts and deeds of the Partnership.

6.2 General Authority. Persons dealing with the Partnership are entitled to rely conclusively on the power and authority of the General Partner as set forth in this Agreement. In no event shall any person dealing with the General Partner or its representatives with respect to any business or property of the Partnership be obligated to ascertain that the terms of this Agreement have been complied with, or be obligated to inquire into the necessity or expedience of any act or action of the General Partner or its representatives; and every contract, agreement, deed, mortgage, security agreement, promissory note or other instrument or document executed by the General Partner or its representatives with respect to any business or property of the Partnership shall be conclusive evidence in favor of any and every person relying thereon or claiming thereunder that (a) at the time of the execution and/or delivery thereof, this Agreement was in full force and effect, (b) the instrument or document was duly executed in accordance with the terms and provisions of this Agreement and is binding upon the Partnership, and (c) the General Partner was duly authorized and empowered to execute and deliver any and every such instrument or document for and on behalf of the Partnership.

6.3 Employment of Agents and Employees. Nothing in this Agreement shall preclude the future employment of any Partner, agent, third party or Affiliate to manage or provide other services in respect to the Partnership’s properties or business subject to the control of the General Partner.

6.4 Officers. The General Partner may, from time to time, designate one or more persons to be officers of the Partnership. Any officers so designated shall have such title and authority and perform such duties as the General Partner may, from time to time, designate. Unless the General Partner decides otherwise, if the title is one commonly used for officers of a business corporation, the assignment of such title shall constitute the delegation to such officer of the authority and duties that are normally associated with that office, subject to any specific delegation of authority and duties made to such officer by the General Partner. Each officer shall hold office until his successor shall be duly designated and shall qualify or until his death or until he shall resign or shall have been removed. The salaries or other compensation, if any, of the officers and agents of the Partnership shall be fixed from time to time by the General Partner. Any officer may resign as such at any time. Any officer may be removed as such, with or without cause, by the General Partner at any time. Designation of an officer shall not, in and of itself, create contract rights.

6.5 Independent Activities.

(a) The General Partner shall be required to devote only such time to the affairs of the Partnership as the General Partner determines in its sole discretion may be necessary to manage and operate the Partnership, and the General Partner and its Affiliates, shall be free to serve any other Person or enterprise in any capacity that such General Partner may deem appropriate in its discretion.

(b) The General Partner (acting on its own behalf) and each Limited Partner (acting on its own behalf) and any of their respective Affiliates may, notwithstanding this Agreement, engage in whatever activities they choose, whether the same are competitive with the Partnership or otherwise, without having or incurring any obligation to offer any interest in such activities to the Partnership or any Partner and neither this Agreement nor any activity undertaken pursuant hereto shall prevent any Partner from engaging in such activities, or require any Partner to permit the Partnership or any Partner to participate in any such activities, and as a material part of the consideration for the execution of this Agreement by each Partner, each Partner hereby waives, relinquishes, and renounces any such right or claim of participation.

6.6 Expenses of the Partnership. All expenses properly incurred by the Partnership, including expenses relating to services performed by accountants, shall be billed directly to and paid by the Partnership. Reasonable third-party expenses incurred by the General Partner in connection with the formation or administration of the Partnership shall be reimbursed to the General Partner by the Partnership upon presentation of an invoice therefor including, but not limited to (i) legal, accounting and other third-party professional fees and expenses; (ii) expenses directly connected with the investigation, negotiation, acquisition, valuation, disposition and ownership of the Partnership property; and (iii) travel and related expenses attributable to the performance of its services.

ARTICLE VII

Rights and Obligations of Limited Partners.

7.1 No Participation in Management. No Limited Partner shall take part in the management or control of the Partnership’s business nor shall any Limited Partner transact any business in the Partnership’s name or have the power to sign documents for or otherwise to bind the Partnership; provided, however, that no Limited Partner shall be deemed to be taking part in the management or control of the Partnership’s business or otherwise taking any action prohibited by this Section 7.1 as a result of such Limited Partner’s taking any action (a) permitted by Section 7.2 or (b) otherwise listed in Section 17-303 of the Partnership Act (or any successor provision) as activities that are not considered to constitute a Limited Partner’s participating in the control of the Partnership’s business.

7.2 Rights of Limited Partner. Each of the Limited Partners shall have the right to:

(a) vote in respect of the removal of the General Partner and the election of one or more successor General Partners under Article IX or in respect of any proposed amendment of this Agreement pursuant to Section 11.12;

(b) inspect and copy during regular business hours at such Limited Partner’s expense, any of the Partnership books and records;

(c) receive copies of this Agreement, the Certificate of Limited Partnership, all amendments thereto, and the Partnership’s federal, state, and local information or income tax returns;

(d) have on demand true and full information of all things affecting the Partnership and a formal accounting of Partnership affairs; and

(e) apply for dissolution and winding up by decree of court if it is not reasonably practicable to carry on the business of the Partnership in conformity with the Agreement.

A Limited Partner shall have the right, on demand, to obtain from the Partnership, without cost, a list of the names, addresses and interests of all Limited Partners. A Limited Partner shall not disclose to third parties any information included in the Partnership’s books and records, except as required by law.

ARTICLE VIII

Transfer of Interests.

8.1 Transfers by General Partner. The General Partner may not sell, exchange, encumber, pledge, gift, distribute, assign or transfer all or any portion of its Interest without the consent of all of the Limited Partners; provided, however, that the General Partner may transfer such Interest to a successor General Partner in the event of a removal effectuated pursuant to Section 9.1.

8.2 Transfers by Limited Partners. No Limited Partner may sell, exchange, encumber, pledge, gift, distribute, assign or transfer all or any part of its Interest except (i) with the consent of the General Partner, (ii) to Affiliate entities that are under 100% common control with the transferring Limited Partner (in which case the transferring Limited Partner will be and remain liable for any and all obligations of the transferee Affiliate) and (iii) in cash sales pursuant to and as provided in Section 8.3.

8.3 Permitted Cash Sales by Limited Partners.

(a) Any Limited Partner desiring to sell all or part of such Limited Partner’s Interest (the “Selling Limited Partner”) may do so only pursuant to a bona fide cash offer and shall promptly give notice (the “Initial Notice”) to the General Partner stating that the Selling Limited Partner has a bona fide cash offer for the purchase of such Limited Partner’s Interest and further stating the name and address of the prospective purchaser (who must be ready, willing and able to purchase), the purchase price, and all other terms of the offer. A bona fide cash offer shall be an all-cash offer that, upon acceptance by the offeree, would give rise to a binding obligation of the offeror to purchase and a binding obligation of the offeree to sell the Interest subject only to the rights created under this Section 8.3(a). Delivery of an Initial Notice shall constitute the irrevocable offer of the Selling Limited Partner to sell its Interest to the Partnership and the Limited Partners hereunder on the same terms and conditions communicated in the Initial Notice. The Partnership shall have the first right for a period of 15 days after receipt of the Initial Notice from the Selling Limited Partner within which to elect to purchase all or a portion of the Interest of the Selling Limited Partner. In the event that the Partnership determines, in its absolute discretion, not to purchase all or a portion of the Interest of the Selling Limited Partner, the General Partner shall notify the remaining Limited Partners (the “Notice to Partners”) of the failure of the Partnership to exercise its right not later than 15 days after receiving the Initial Notice. The remaining Limited Partners shall have the second and subsequent right for a period of 15 days after the sending of the Notice to Partners from the General Partner within which to elect to purchase the Interest not being purchased by the Partnership, on a pro rata basis in accordance with their respective Percentage Interests or as such Limited Partners may otherwise agree among themselves. The Selling Limited Partner shall not be bound to sell any portion of the Interest identified in the Initial Notice to the Partnership or to any Limited Partner unless all of such Interests shall be accepted for purchase and purchased by the Partnership or the remaining Limited Partners in accordance with this Section 8.3(a). If the Partnership and the remaining Limited Partners elect to purchase all of the Interests identified in the Initial Notice, the Partnership and the remaining Limited Partners shall provide notice (the “Acceptance Notice”) to the Selling Limited Partner within 30 days after the receipt by the General Partner of the Initial Notice informing the Selling Limited Partner as to the exercise of such option and setting a date for closing the purchase, such date to be not less than ten nor more than 30 days after mailing of the Acceptance Notice. If the Partnership and the remaining Limited Partners do not exercise their rights of first refusal within 30 days after the receipt by the General Partner of the Initial Notice, the Selling Limited Partner shall have a further 30 days during which it may, subject to Section 8.3(b), sell its Interest pursuant to the third party’s bona fide cash offer. The Selling Limited Partner must sell its Interest pursuant to the bona fide cash offer and on the same terms and conditions and for the same price as was communicated to the General Partner in the Initial Notice. If the sale is not completed within such further 30-day period, the Initial Notice shall be deemed to have expired and a new notice and offer shall be required before the Selling Limited Partner may make any disposition of its Interest.

(b) In the event that the Partnership and the remaining Limited Partners do not exercise their rights of first refusal as provided in Section 8.3(a) and the third party desires to purchase the Selling Limited Partner’s Interest within the time period and on the terms required by Section 8.3(a), such Interest may be so transferred, but only if: (i) the transferee gives written notice to the General Partner; (ii) the transferee executes an instrument reasonably satisfactory to the General Partner accepting and adopting the provisions, representations and agreements of a Limited Partner set forth in this Agreement and representing such facts (which representations shall be true) as the General Partner may deem necessary or advisable to assure that neither the Partnership nor any Partner or Assignee would be liable or subject to any requirement to make any registration of any security under the Securities Act, or applicable state securities laws or any rule or regulation promulgated thereunder; (iii) the transferor or transferee delivers an opinion of counsel in form and content satisfactory to the General Partner to the effect that such transfer is exempt from the registration requirements of the Securities Act, applicable state securities laws or any rule or regulation promulgated thereunder; and (iv) the General Partner shall be satisfied that (A) such transfer would not adversely affect the status of the Partnership as a partnership under the Code, (B) such transfer would not cause the Partnership to be treated as a “publicly traded partnership” within the meaning of Section 7704(b) of the Code, (C) such transfer would not cause the Partnership or the General Partner to be in violation of any applicable state or federal securities law, (D) such transfer would not cause the Partnership to be an “investment company” under the Investment Company Act of 1940, and (E) neither the proposed transferor nor the transferee is, or upon consummation of the transfer would be, in default in the full and punctual payment and performance of any obligations or liabilities to the Partnership. The General Partner may in its absolute discretion waive the condition in clause (iv)(B) of the preceding sentence in connection with an offer made on substantially equivalent terms to all Limited Partners or Assignees. A transferee pursuant to a transfer permitted by this Section 8.3(b) shall be an Assignee.

(c) No Assignee of a Limited Partner’s Interest shall have the right to become a Substituted Limited Partner unless: (i) the General Partner consents to such substitution, which consent may be given or withheld in the General Partner’s sole and absolute discretion, and (ii) such Assignee executes an instrument reasonably satisfactory to the General Partner accepting the terms and provisions of this Agreement.

8.4 Effective Date of Transfer. Each transfer shall become effective as of the date agreed to by the General Partner and the parties to such transfer or, in the absence of such agreement, as of the first day of the calendar month following the calendar month during which the General Partner approves such transfer and receives a copy of the instrument of assignment and all such certificates and documents that the General Partner may request.

8.5 Invalid Transfer. Any transfer of an Interest that is in violation of this Article VIII shall be null and void, and the Partnership shall not recognize the same for the purposes of making distributions with respect to such Interest.

8.6 Distributions to Assignee. The Partnership shall, after the effective date of any transfer, thereafter pay all further distributions or profits or other compensation by way of income, or return of capital, on account of the Interests so transferred, to the Assignee from such time as such Interests are transferred to the name of the transferee on the Partnership’s books in accordance with the above provisions. In the absence of written notice to the General Partner of the transfer of any Interest, the General Partner may assume that no transfer has occurred.

8.7 Federal Law Disclosure and Limitations. The interests of the Partners in the Partnership have not, nor will be, registered under federal or state securities laws. Interests may not be offered for sale, sold, pledged or otherwise transferred unless so registered, or unless an exemption from registration exists. The availability of any exemption from registration must be established by an opinion of counsel, whose opinion must be satisfactory to the General Partner.

8.8 Admission of Successor General Partner; No Dissolution or Termination. Any successor General Partner selected pursuant to Section 9.2 shall be admitted to the Partnership as the General Partner. Admission of any such successor General Partner shall be effective immediately prior to the removal of the predecessor General Partner pursuant to Article IX. The removal of the General Partner from the Partnership pursuant to Article IX shall be effective immediately after the successor General Partner has been admitted to the Partnership as provided in the immediately preceding sentence. Upon the removal of the General Partner and selection of a successor General Partner as provided in Article IX, the Partnership, if there was no remaining General Partner, shall be reconstituted and the successor General Partner shall continue the business and operations of the Partnership without winding up and ceasing the business and operations of the Partnership, and without causing any dissolution of the Partnership or terminating the Partnership for any purpose.

ARTICLE IX

Removal of General Partner.

9.1 Removal of General Partner. The General Partner may be removed upon the affirmative vote of a majority of the Interests held by the Limited Partners. Any such action by the Limited Partners for removal of the General Partner shall be subject to (i) payment of the value of the removed General Partner’s Capital Account and (ii) the election of a successor General Partner as provided in Section 9.2. Such removal shall be effective subsequent to the admission of the successor General Partner pursuant to Section 8.8. The right of the Limited Partners to remove the General Partner pursuant to this Section 9.1 shall not exist or be exercised unless the Partnership has received an opinion of counsel that the removal of such General Partner and the selection of a successor General Partner would not result in the loss of limited liability of the Limited Partners or cause the Partnership to be treated as an association taxable as a corporation for federal income tax purposes.

9.2 Selection of Successor General Partner. In the event that a General Partner shall cease to be a General Partner under this Article IX, then one or more successor General Partners may be elected by affirmative vote of a majority of the Interests held by the Limited Partners. If the Limited Partners fail to select a successor General Partner, then the Partnership shall be deemed dissolved as provided in Section 10.1(e) and the provisions of Section 10.2 shall apply.

ARTICLE X

Dissolution, Liquidation and Termination.

10.1 Dissolution and Termination. The death, incompetency, bankruptcy, insolvency or dissolution of a Limited Partner shall not dissolve the Partnership; the estate of a deceased or incompetent Limited Partner shall not have the right to withdraw such Limited Partner’s Capital Contribution to the Partnership prior to the liquidation of the Partnership. The Partnership shall be dissolved upon the happening of any one of the following events:

(a) the disposition of all or substantially all assets of the Partnership for cash or other immediately available funds;

(b) a determination by the General Partner that the Partnership should be dissolved;

(c) the entry of a decree of judicial dissolution under the applicable statute;

(d) the conduct of the Partnership’s business becoming unlawful, impossible or impractical; or

(e) any other act or event which results in the dissolution of a limited partnership under the Partnership Act.

10.2 Winding Up and Termination.

(a) Upon the dissolution of the Partnership, no further business shall be conducted, except for such actions as shall be necessary for the winding up of the affairs of the Partnership and the distribution of its assets pursuant to the provisions of this Section 10.2. The General Partner shall act as liquidating trustee, or may appoint in writing one or more other Persons to act as liquidating trustee or trustees, and such trustee or trustees shall have full authority to wind up the affairs of the Partnership and to make final distribution as provided herein.

(b) As determined by the liquidating trustee, Partnership property shall be sold or distributed in-kind. Upon an in-kind distribution of Partnership property, each Partner’s Capital Account shall be adjusted as if such property had been sold at such fair market value and gains and losses realized thereby had been allocated to the Partners in accordance with Article IV hereof. Liquidation distributions shall be made to the Partners in accordance with their Capital Account balances after giving effect to such adjustment and all other allocations of Taxable Income or Taxable Loss for the year in which such liquidating distributions are made.

(c) The liquidating trustee or trustees shall comply with this Agreement and all requirements of the Partnership Act and other applicable law pertaining to the winding up of a limited partnership.

(d) The Limited Partners shall look solely to the assets of the Partnership for the return of their Capital Contributions, and if the Partnership property remaining after the payment or discharge of the debts and liabilities of the Partnership is insufficient to return their Capital Contributions, they shall have no recourse against any General Partner or any other Person for that purpose.

10.3 Termination. Upon the completion of the liquidation of the Partnership and the distribution of all Partnership funds, the Partnership shall terminate and the General Partner (or the liquidating trustee or trustees, as the case may be) shall (and are hereby given the authority to) execute and record all documents required to effectuate the dissolution and termination of the Partnership.

10.4 Indemnification. Each liquidating trustee or trustees (and each officer, director, shareholder, agent, representative, contractor, adviser, appraiser, partner or employee thereof) shall not be liable for, and shall be indemnified and held harmless by the Partnership from and against, all demands, liabilities, causes of action, costs and damages of any nature whatsoever arising out of or incidental to the taking of any action authorized under this Article X whether or not arising out of the negligence of the liquidating trustee or trustees (or any officer, director, shareholder, agent, representative, contractor, adviser, appraiser, partner or employee thereof), provided, however, that the liquidating trustee or trustees (or any officer, director, shareholder, agent, representative, contractor, adviser, appraiser, partner or employee thereof) shall not be exculpated and shall not be entitled to indemnification hereunder where the claim or issue arose out of (a) a matter entirely unrelated to acting under the provisions hereof, (b) the gross negligence, bad faith or willful misconduct of the liquidating trustee or trustees (or any officer, director, shareholder, agent, representative, contractor, adviser, appraiser, partner or employee thereof seeking indemnity hereunder), or (c) the breach by the liquidating trustee or trustees of obligations under this Article X. The exculpation and indemnification rights herein contained shall be cumulative of, and in addition to, any and all other rights, remedies and resources to which the liquidating trustee or trustees (or any officer, director, shareholder, agent, representative, contractor, adviser, appraiser, partner or employee thereof) shall be entitled at law or in equity. THE EXCULPATION AND INDEMNIFICATION CONTAINED IN THIS SECTION IS INTENDED TO EXPRESSLY INDEMNIFY THE LIQUIDATING TRUSTEE OR TRUSTEES FOR DEMANDS, LIABILITIES, CAUSES OF ACTION, COSTS AND DAMAGES RESULTING FROM ITS NEGLIGENT ACTS OR OMISSIONS, SUBJECT TO THE TERMS OF THIS SECTION.

ARTICLE XI

General Provisions.

11.1 Scope. This Agreement constitutes the entire understanding of the Partners with respect to the Partnership.

11.2 Governing Law. This Agreement is governed by and shall be construed and enforced in accordance with the laws of the State of Delaware.

11.3 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the Partners, their heirs, beneficiaries, executors, administrators, legal representatives, successors and assigns.

11.4 Gender. Pronouns of any gender used herein shall include the other gender and the neuter, and the singular and the plural shall each include the other.

11.5 Headings. The headings in this Agreement are intended for convenience and identification only, are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision hereof and shall be disregarded in the construction and enforcement of this Agreement.

11.6 Violation. The failure of any party to seek redress for a violation of or to insist upon the strict performance of any covenant or condition of this Agreement shall not prevent a subsequent act, that would have originally constituted a violation, from having the effect of an original violation. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies. Such rights and remedies are given in addition to any other rights or remedies the parties may have by law, statute, ordinance or otherwise.

11.7 Indemnification. Pursuant to and in accordance with the procedures of the Partnership Act, the Partnership shall exculpate and indemnify (including advancement of all defense expenses in the event of threatened or asserted claims) (i) the General Partner (and any Affiliate, officer, director, partner, employee, trustee and agent of the General Partner) of the Partnership, (ii) a Limited Partner of the Partnership, (iii) an employee of the Partnership, (iv) an agent of the Partnership, and (v) Persons who are or were serving at the request of the Partnership as a representative of another enterprise, in each case to the fullest extent that such exculpation or indemnification may be provided for in a limited partnership agreement and authorized by the Partnership Act; provided, however, that the Partnership shall not exculpate or indemnify any party for conduct constituting gross negligence or willful misconduct by the indemnified party. The exculpation and indemnification provided by this Agreement, and the Partnership Act shall not be deemed exclusive of any other rights to which those seeking exculpation or indemnification may be entitled under any other statute or at common law and shall continue as to such Person’s heirs, beneficiaries, executors, administrators, legal representatives, successors and assigns. THE EXCULPATION AND INDEMNIFICATION CONTAINED IN THIS SECTION IS INTENDED TO EXPRESSLY INDEMNIFY THE APPLICABLE PARTY FOR DEMANDS, LIABILITIES, CAUSES OF ACTION, COSTS AND DAMAGES RESULTING FROM ITS NEGLIGENT ACTS OR OMISSIONS, SUBJECT TO THE TERMS OF THIS SECTION.

11.8 Severability. Every provision of this Agreement is intended to be severable. If any term or provision is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder hereof.

11.9 Counterparts. This Agreement or any amendment hereto may be executed in any number of counterparts with the same effect as if all parties hereto had all signed the same document. All counterparts shall be construed together and shall constitute one agreement.

11.10 Waiver of Right to Partition. Each Person who now or hereafter is a party hereto or who has any right herein or hereunder irrevocably waives during the term of the Partnership any right to maintain any action for partition with respect to Partnership property.

11.11 Dispute Resolution.

(a) Any controversy or claim arising out of or relating to this Agreement or the management of the Partnership shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall be conducted by a single arbitrator. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. §§ 1-16, and judgment upon the award entered by the arbitrator may be entered by any court having jurisdiction thereof. The location of the arbitration and all proceedings in connection therewith shall be in Houston, Texas unless otherwise agreed by the parties. As to any dispute, controversy or claim that under the terms hereof is made subject to arbitration, no suit at law or in equity based on such dispute, controversy or claim shall be instituted by either party hereto, other than to compel arbitration proceedings or enforce the award of the arbitrators.

(b) The arbitrator shall (unless the arbitrator otherwise determines) consider the time value of money in determining any awards and may grant any relief deemed by the arbitrator to be just and reasonable and within the scope of this Agreement, including, but not limited to specific performance; provided, however, that the arbitrator may not award punitive damages, and the parties hereby irrevocably waive any claims to punitive damages. The compensation for the service of the arbitrator and any expenses incurred shall be paid by the Partnership.

11.12 Amendments.

(a) This Agreement may be amended upon the approval of such amendment by 66 2/3% of the total Interests held by the Partners, provided that the General Partner may propose technical amendments to this Agreement that (1) have no significant adverse effect on the rights, interests, liabilities, duties, or required contributions of any Partner, (2) add to the representation, duties, obligations of the General Partner or to surrender any right or power granted to the General Partner for the benefit of the Limited Partners, or (3) are deemed necessary in the judgment of the General Partner (A) to satisfy any requirements, conditions, or guidelines contained in any ruling of the Internal Revenue Service, regulation promulgated by the United States Department of Treasury, or court decision dealing with the allocation for federal income tax purposes of items of Partnership income, gain, loss, deduction, or credit or the status of the Partnership as a partnership for tax purposes, (B) to satisfy any requirement, condition or guideline contained in any state or federal securities law, or (C) for the effective operation of the Partnership; and any such amendments shall be deemed adopted without any further action by the General Partner or any vote, consent or other action of the Limited Partners upon the notification to the Limited Partners of the adoption of such amendment.

(b) Notwithstanding this Section 11.12 hereof,

(i) This Agreement shall not be amended without the consent of each Partner adversely affected if such amendment would (A) convert a Limited Partner’s interest in the Partnership into a General Partner’s interest, (B) modify the limited liability of a Limited Partner, or (C) alter the interest of such Partner in profits, losses, other items, or any Partnership distributions, other than pursuant to the terms of this Agreement; and

(ii) This Agreement shall not be amended without the consent of all Partners if such amendment would (A) change the form of the Partnership to a general partnership; (B) cause the Partnership to be classified, for Federal income tax purposes, as a Person other than a partnership; or (C) amend this Section 11.12.

(Signature page follows)

IN WITNESS WHEREOF, the undersigned have executed this Amended and Restated Limited Partnership Agreement as of the date first set forth above.

GENERAL PARTNER:	CORPUS CHRISTI LNG-GP, INC.

	By:	/s/ Keith Meyer
	Name:	Keith Meyer
	Title:	President

Address:
717 Texas Avenue, Suite 3100
Houston, Texas 77002

LIMITED PARTNER:	CORPUS CHRISTI LNG-LP, LLC

	By:	/s/ Don A. Turkleson
	Name:	Don A. Turkleson
	Title:	Chief Executive Officer and Chief Financial Officer

Address:
2215-B Renaissance Drive, Suite 5
Las Vegas, Nevada 88119

LIMITED PARTNER:	CORPUS CHRISTI LNG-LP, INC.

	By:	/s/ Don A. Turkleson
	Name:	Don A. Turkleson
	Title:	Chief Executive Officer and Chief Financial Officer

Address:
2215-B Renaissance Drive, Suite 5
Las Vegas, Nevada 88119

EXHIBIT A

GENERAL PARTNER’S CONTRIBUTION

None.

EXHIBIT B

LIMITED PARTNERS’ CONTRIBUTIONS

Cheniere LNG contributed and assigned (as applicable) to the Partnership as of the Effective Date the following assets:

(a) all assets relating to the Project, including without limitation, the following:

(i) All contracts, agreements, commitments, warranties, guaranties, and other instruments, oral or written, in effect as of the Effective Date with respect to the Project, including, but not limited to, any capacity reservation or capacity option agreements or memorandums of understanding regarding the use of the Project;

(ii) All Governmental Permits, consents, authorizations, waivers, licenses, permits and approvals from any Person relating to the Project obtained by Cheniere LNG and its Affiliates prior to the Effective Date;

(iii) All research, development and know-how relating to the Project, including, but not limited to, any market studies, terminal studies, feasibility studies, environmental assessments, safety and permitting assessments, legal and FERC permitting developments or filings, pipeline and permitting assessments, engineering reports and marine and site designs;

(iv) All prepaid expenses, advances and deposits relating to the Project;

(v) Copies of all books and records relating to the Project; and

(vi) All goodwill associated with the Project.

(b) all accounts payable incurred by Cheniere LNG and its Affiliates relating specifically to the Project, which accrued between April 1, 2003 through the Effective Date.

BPU contributed and assigned (as applicable) to the Partnership as of the Effective Date the following tracts of land:

TRACT I – SHERWIN ALUMINA - FEE TRACT:

ALL THAT CERTAIN TRACT, PIECE OR PARCEL OF LAND CONTAINING 82.89 acres, more or less, out of TRACT I, PARCEL 1-A & TRACT I, PARCEL 2-A, as described in Warranty Deed dated August 1, 2001, from BPU Reynolds, Inc., a Delaware corporation to Sherwin Alumina, L.P., a Texas Limited Partnership, recorded under Clerk’s File No. 502130, Official Real Property Records of San Patricio County, Texas, situated in San Patricio County, Texas, being out of a 1610.00 acre tract of land, more or less, out of that 1665.222

B-1

acre tract as described in Deed from The Estate of Joseph F. Green to Reynolds Metals Company dated March 19, 1951, and recorded under Clerk’s File No 74613, Volume 169, Page 48, Deed Records of San Patricio County, Texas, and also being out of a 328.90 acre tract of land, more or less, out of that 335.26 acre tract as described in Deed dated February 12, 1958, from Charles O. McBride, Trustee, to Reynolds Metals Company, recorded under Clerk’s File No. 121534, Volume 231, Page 72, Deed Records of San Patricio County, Texas; and also out of the T.T. WILLIAMSON SURVEYS A-288, A-289, A-290 AND A-291, and the JOHN GERAGHTY SURVEY ABSTRACT NO. 139, and the GERONIMO VALDEZ SURVEY ABSTRACT NO. 269, said 1610.00 acre tract and 328.90 acre tract as shown in Govind & Associated, Inc. Dwg. Nos. 009-501-C01 thru C07.

TRACT I – SHERWIN ALUMINA - FEE TRACT:

ALL THAT CERTAIN TRACT, PIECE OR PARCEL OF LAND CONTAINING 124.5 acres, more or less, out of TRACT I, PARCEL 2-A & TRACT I, PARCEL 6, as described in Warranty Deed dated August 1, 2001, from BPU Reynolds, Inc., a Delaware corporation to Sherwin Alumina, L.P., a Texas Limited Partnership, recorded under Clerk’s File No. 502130, Official Real Property Records of San Patricio County, Texas, situated in San Patricio County, Texas, and Nueces County, Texas being out of a 328.90 acre tract of land, more or less, out of that 335.26 acre tract as described in Deed dated February 12, 1958 from Charles O. McBride, Trustee, to Reynolds Metals Company, recorded under Clerk’s File No. 121534, Volume 231, Page 72, Deed Records of San Patricio County, Texas; and out of the T.T. WILLIAMSON SURVEYS A-288, A-289, A-290 AND A-291, and the JOHN GERAGHTY SURVEY ABSTRACT NO. 139, and the GERONIMO VALDEZ SURVEY ABSTRACT NO. 269, AND out of a tract of land, being a 58.07 acre tract of land, more or less, as described in Deed recorded under Clerk’s File No. 933457, Volume 1482. Page 938, Deed Records of Nueces County, Texas, being out of those submerged lands described by Deed recorded under Clerk’s File No. 332277, Volume 522, Page 201, Deed Records of Nueces County, Texas, and also being out of State Tracts 1 and 2, said 328.90 acre tract and 58.07 acre tract as shown in Govind & Associated, Inc. Dwg. Nos. 009-501-C01 thru C07.

B-2

EXHIBIT C

INTERESTS

Interest
GENERAL PARTNER:
Corpus Christi LNG-GP, Inc.	0%

LIMITED PARTNERS:
Corpus Christi Interest-LP, Inc.	33.3%
Corpus Christi LNG-LP, LLC	66.7%